As filed with the Securities and Exchange Commission on July 28, 2006
Registration No. 333- 134611

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO
FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
Smith Micro Software, Inc.
(Exact name of registrant as specified in its charter)

Delaware	33-0029027

(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)
51 Columbia, Suite 200
Aliso Viejo, CA 92656
(949) 362-5800
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
William W. Smith, Jr.
President and Chief Executive Officer
Smith Micro Software, Inc.
51 Columbia, Suite 200
Aliso Viejo, CA 92656
(949) 362-5800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Allen Z. Sussman, Esq.
Morrison & Foerster LLP
555 West Fifth Street
Los Angeles, CA 90013-1024
(213) 892-5200

Approximate date of commencement of proposed sale to the public: From to time after the effective date of this Registration Statement.
If the only securities being registered on this form are being offered pursuant to a dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title Of Each	Amount	Proposed Maximum	Proposed Maximum
Class Of Securities	To Be	Offering Price Per	Aggregate Offering	Amount of
To Be Registered	Registered (1)	Share (2)	Price (2)	Registration Fee
Common stock, par value $0.001 per share	384,897 shares	$13.76	$5,296,183	$567 (3)

(1)	Pursuant to Rule 416 under the Securities Act, this registration statement also covers such number of additional shares of common stock to prevent dilution resulting from stock splits, stock dividends and similar transactions.

(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act based on the average of the high and low price per share of the Registrant’s common stock on the Nasdaq Capital Market on May 26, 2006.

(3)	Fee previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities nor a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED JULY 28, 2006
Preliminary Prospectus
384,897 Shares
SMITH MICRO SOFTWARE, INC.
Common Stock
     This prospectus relates to the offering of a total of 384,897 shares of our common stock by the selling stockholders described herein. The selling stockholders acquired the shares held by them in connection with our acquisition of PhoTags, Inc. on April 5, 2006. This prospectus may be used by the former stockholders of PhoTags to resell shares of our common stock issued to them in the PhoTags acquisition.
     The prices at which the selling stockholders may sell the shares offered by this prospectus will be determined by the prevailing market price for shares of our common stock or in negotiated transactions. We will not receive any of the proceeds from the sale of these shares.
     Our common stock is quoted on The Nasdaq Capital Market under the symbol “SMSI.” On July 27, 2006, the last sale price for our common stock as reported on The Nasdaq Capital Market was $12.54 per share.

     Investing in our common stock involves risks. You should carefully consider the risk factors beginning on page 5 of this prospectus as well as the sections entitled “Risk Factors” in the documents we file with the Securities and Exchange Commission, which are incorporated by reference into this prospectus, before purchasing any of the common stock offered by this prospectus.
     Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2006.

     You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell, nor is it seeking an offer to buy, the securities offered by this prospectus in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

WHERE YOU CAN FIND MORE INFORMATION
     We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. You may read and copy any reports, statements or other information that we file at the SEC’s public reference rooms at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov.
     We have filed with the SEC a registration statement on Form S-3 with respect to the shares of common stock offered for resale by the selling stockholders by this prospectus. Pursuant to SEC rules, this prospectus, which forms a part of the registration statement, does not contain all of the information in the registration statement and its exhibits and schedules. You may read or obtain a copy of the registration statement from the SEC in the manner described above.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference into this prospectus is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus or contained in another document filed with the SEC in the future which itself is incorporated into this prospectus. This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC:
•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed with the SEC on March 31, 2006;

•	Our Current Report on Form 8-K filed with the SEC on April 7, 2006;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 filed with the SEC on May 15, 2006; and

•	Our Registration Statement on Form 8-A (File No. 000-26536) filed with the SEC on July 31, 1995, together with Amendment No. 1 filed with the SEC on September 7, 1995.
     We also incorporate by reference all reports and other documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus and prior to the termination of this offering (except for information and exhibits furnished under our current reports on Form 8-K) and all such reports and documents will be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
     We will provide without charge to each person to whom this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference into this prospectus. Requests for documents should be submitted in writing to the Secretary, at Smith Micro Software, Inc., 51 Columbia, Suite 200, Aliso Viejo, California 92656, or by telephone at (949) 362-5800. Our website is at http://www.smithmicro.com. Information available on our website does not constitute part of this prospectus.

SMITH MICRO SOFTWARE, INC.
     In this prospectus, the terms “Smith Micro,” “company,” “we,” “us” and “our” refer to Smith Micro Software, Inc. and its subsidiaries.
     Smith Micro Software, Inc. is a diversified developer and marketer of wireless communications and utilities software products and services. Our primary focus and strategy for our products and services is directed to wireless communications, including wireless wide area network, or WWAN, software, handset phonebook management, managing the download of music to a handset, and Wi-Fi software. We sell our products and services to some of the world’s leading companies as well as to consumers. Our specific wireless products include QuickLink Mobile, QuickLink Mobile Enterprise and QuickLink Mobile Phonebook. The proliferation of wireless technologies is providing new opportunities globally. The wireless infrastructures being implemented, such as 1xRTT, GPRS and the newer 3G technology, including EVDO UMTS and HSDPA, offer wider bandwidth wireless data services. This infrastructure combined with mobile platforms such as the basic mobile phone, notebook computing devices, or PCs, and personal communications devices, or PDAs, provide opportunities for new communications software products. Our core communications technology is designed to address this emerging wireless data market.
     We manufacture, market and sell value-added wireless connectivity products targeted to the original equipment manufacturers, or OEM, market, particularly wireless service providers and mobile phone manufacturers, as well as direct to the consumer. We offer software products for Windows, Mac OSX, Unix and Linux operating systems. The underlying design concept is our long-standing purpose to “enhance the out-of-box experience” for the customer. Our custom engineering services bring more than 20 years of hardware and software experience, having shipped over 60 million copies of products to OEM’s seeking to better market their products by adding product features, customizing existing features and translating applications into additional languages.
     We were incorporated in California in November 1983, and we reincorporated in Delaware in June 1995. Our common stock is quoted on The Nasdaq Capital Market under the symbol “SMSI.” Our principal executive offices are located at 51 Columbia, Suite 200, Aliso Viejo, CA 92656, and our telephone number is (949) 362-5800. Our website is at http://www.smithmicro.com. Information available on our website does not constitute part of this prospectus.

RISK FACTORS
     Our future operating results are highly uncertain. Before deciding to invest in our common stock or to maintain or increase your investment, you should carefully consider the risks described below, in addition to the other information contained in this prospectus and in our other filings with the SEC, including our reports on Forms 10-K, 10-Q and 8-K, which are incorporated by reference into this prospectus. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. If any of these risks actually occur, that could seriously harm our business, financial condition or results of operations. In that event, the market price for our common stock could decline and you may lose all or part of your investment.
Our quarterly operating results may fluctuate and cause the price of our common stock to fall.
     Our quarterly revenue and operating results have fluctuated significantly in the past and may continue to vary from quarter to quarter due to a number of factors, many of which are not within our control. If our operating results do not meet the expectations of securities analysts or investors, our stock price may decline. Fluctuations in our operating results may be due to a number of factors, including the following:
•	the size and timing of orders from and shipments to our major customers;

•	the size and timing of any return product requests for our products;

•	our ability to maintain or increase gross margins;

•	variations in our sales channels or the mix of our product sales;

•	the gain or loss of a key customer;

•	our ability to specify, develop, complete, introduce, market and transition to volume production new products and technologies in a timely manner;

•	the availability and pricing of competing products and technologies and the resulting effect on sales and pricing of our products;

•	the effect of new and emerging technologies;

•	deferrals of orders by our customers in anticipation of new products, applications, product enhancements or operating systems; and

•	general economic and market conditions.
     A large portion of our operating expenses, including rent, depreciation and amortization is fixed and difficult to reduce or change. Accordingly, if our total revenue does not meet our expectations, we may not be able to adjust our expenses quickly enough to compensate for the shortfall in revenue. In that event, our business, financial condition and results of operations would be materially and adversely affected.
     Due to all of the foregoing factors, and the other risks discussed in this report, you should not rely on quarter-to-quarter comparisons of our operating results as an indication of future performance.
Although we have begun reporting backlog, our ability to predict our revenues and operating results is extremely limited.
     We have historically operated with little backlog because we have generally shipped our software products and recognized revenue shortly after we received orders because our production cycle has traditionally been very short. As a result, our sales in any quarter were generally dependent on orders that were booked and shipped in that quarter. As our wireless business has evolved, production cycle time for items such as data kits has increased to the point that orders received towards the end of a quarter may not ship until the subsequent quarter. Additionally, customers may issue purchase orders that have extended delivery dates that may cause the shipment to fall in a subsequent quarter. These situations make it difficult for us to predict what our revenues and operating results will be in any quarter. Therefore, the level of backlog is not necessarily indicative of trends in our business. As of March 31, 2006, we had a backlog of approximately $4.6 million.
We depend upon a small number of customers for a significant portion of our revenues.
     In the past we have derived a substantial portion of our revenues from sales to a small number of customers and expect to continue to do so in the future. The agreements we have with these entities do not require them to purchase any minimum quantity of our products and may be terminated by the entity or us at any time for any reason upon minimal prior written notice. Accordingly, we cannot be certain that these customers will continue to place large orders for our products in the future, or purchase our products at all. Our largest OEM customer accounted for 71.0% and 55.1% of our net revenues in the three months ended March 31, 2006 and 2005, respectively. Our three largest OEM customers accounted for 77.8% and 47.9% in the three months ended March 31, 2006 and 2005, respectively.
     Our customers may acquire products from our competitors or develop their own products that compete directly with ours. Any substantial decrease or delay in our sales to one or more of these entities in any quarter would have an adverse effect on our results of operations. In addition, certain of our customers have in the past and may in the future acquire competitors or be acquired by competitors, causing further industry consolidation. In the past, such acquisitions have caused the purchasing departments of the combined companies to reevaluate their purchasing decisions. If one of our major customers engages in an acquisition in the future, it could change its current purchasing habits. In that event, we could lose the customer, or experience a decrease in orders from that customer or a delay in orders previously made by that customer. Further, although we maintain allowances for doubtful accounts, the insolvency of one or more of our major customers could result in a substantial decrease in our revenues.
Competition within our product markets is intense and includes numerous established competitors, which could negatively affect our revenues.
     We operate in markets that are extremely competitive and subject to rapid changes in technology. Specifically, Microsoft Corporation poses a significant competitive threat to us because Microsoft operating systems may include some capabilities now provided by certain of our OEM and retail software products. If users are satisfied relying on the capabilities of the Windows-based systems or other operating systems, or other vendors products, sales of our products are likely to decline. In addition, because there are low barriers to entry into the software market, we expect significant competition from both established and emerging software companies in the future. Furthermore, many of our existing and potential OEM customers may acquire or develop products that compete directly with our products.
     Microsoft and many of our other current and prospective competitors have significantly greater financial, marketing, service, support, technical and other resources than we do. As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to the promotion and sale of their products. There is also a substantial risk that announcements of competing products by large competitors such as Microsoft or other vendors could result in the cancellation of orders by customers in anticipation of the introduction of such new products. In addition, some of our competitors currently make complementary products that are sold separately. Such competitors could decide to enhance their competitive position by bundling their products to attract customers seeking integrated, cost-effective software applications. Some competitors have a retail emphasis and offer OEM products with a reduced set of features. The opportunity for retail upgrade sales may induce these and other competitors to make OEM products available at their own cost or even at a loss. We also expect competition to increase as a result of software industry consolidations, which may lead to the creation of additional large and well-financed competitors. Increased competition is likely to result in price reductions, fewer customer orders, reduced margins and loss of market share.

Acquisitions of companies or technologies may disrupt our business and divert management attention and cause our current operations to suffer.
     We recently acquired all the outstanding capital stock of Allume Systems, Inc. and PhoTags, Inc. We expect to continue to consider acquisitions of complementary companies, products or technologies. As part of any such acquisition, including that of Allume and PhoTags, we will be required to assimilate the operations, products and personnel of the acquired businesses and train, retain and motivate key personnel from the acquired businesses. We may be unable to maintain uniform standards, controls, procedures and policies if we fail in these efforts. Similarly, acquisitions may cause disruptions in our operations and divert management’s attention from our company’s day-to-day operations, which could impair our relationships with our current employees, customers and strategic partners. Acquisitions may also subject us to liabilities and risks that are not known or identifiable at the time of the acquisition.
     We may also have to incur debt or issue equity securities in order to finance future acquisitions. The issuance of equity securities for any acquisition could be substantially dilutive to our existing stockholders. In addition, we expect our profitability could be adversely affected because of acquisition-related accounting costs and write offs. In consummating acquisitions, we are also subject to risks of entering geographic and business markets in which we have had limited or no prior experience. If we are unable to fully integrate acquired businesses, products or technologies within existing operations, we may not receive the intended benefits of acquisitions.
If the adoption of new technologies and services grows more slowly than anticipated in our product planning and development, our future sales and profits may be negatively affected.
     If the adoption of new technologies and services does not grow or grows more slowly than anticipated in our product planning and development, demand for certain of our products and services will be reduced. For example, our new QuickLink Mobile and QuickLink Enterprise products provide notebook users with the ability to roam between wireless wide area networks and Wi-Fi hot spots. Therefore, future sales and any future profits from these and related products are substantially dependent upon the widespread acceptance and use of Wi-Fi as an effective medium of communication by consumers and businesses.
Our products may contain undetected software errors, which could negatively affect our revenues.
     Our software products are complex and may contain undetected errors. In the past, we have discovered software errors in certain of our products and have experienced delayed or lost revenues during the period it took to correct these errors. Although we and our OEM customers test our products, it is possible that errors may be found in our new or existing products after we have commenced commercial shipment of those products. These undetected errors could result in adverse publicity, loss of revenues, delay in market acceptance of our products or claims against us by customers.
Technology and customer needs change rapidly in our market, which could render our products obsolete and negatively affect our revenue.
     Our future success will depend on our ability to anticipate and adapt to changes in technology and industry standards. We will also need to continue to develop and introduce new and enhanced products to meet our customers’ changing demands, keep up with evolving industry standards, including changes in the Microsoft operating systems with which our products are designed to be compatible, and to promote those products successfully. The communications and utilities software markets in which we operate are characterized by rapid technological change, changing customer needs, frequent new product introductions, evolving industry standards and short product life cycles. Any of these factors could render our existing products obsolete and unmarketable. In addition, new products and product enhancements can require long development and testing periods as a result of the complexities inherent in today’s computing environments and the performance demanded by customers. If our software markets do not develop as we anticipate, or our products do not gain widespread acceptance in these markets or if we are unable to develop new versions of our software products that can operate on future operating systems, our business, financial condition and results of operations could be materially and adversely affected.

Delays or failure in deliveries from our component suppliers could cause our net revenue to decline and harm our results of operations.
     We rely on third party suppliers to provide us with services and components for our product kits. These components include: compact discs; cables; printed manuals; and boxes. We do not have long-term supply arrangements with any vendor to obtain these necessary services and components for our products. If we are unable to purchase components from these suppliers or if the compact disc replication services that we use do not deliver our requirements on schedule, we may not be able to deliver products to our customers on a timely basis or enter into new orders because of a shortage in components. Any delays that we experience in delivering our products to customers could impair our customer relationships and adversely impact our reputation and our business. In addition, if our third party suppliers raise their prices for components or services, our gross margins would be reduced.
A shortage in the supply of wireless communication devices such as PC cards could adversely affect our revenues.
     Our products are utilized with major wireless networks throughout the world that support data communications through the use of wireless communication devices such as PC cards. Because wireless network providers generally incorporate our products into the wireless communication devices that they sell directly to individual consumers, our future success depends upon the availability of such devices to consumers at reasonable prices. A shortage in the supply of wireless communication devices could put upward pressure on prices or limit the quantities available to individual consumers which could materially affect the revenues that we generate from our products.
We may be unable to adequately protect our intellectual property and other proprietary rights, which could negatively impact our revenues.
     Our success is dependent upon our software code base, our programming methodologies and other intellectual properties and proprietary rights. In order to protect our proprietary technology, we rely on a combination of trade secret, nondisclosure and copyright and trademark law. We currently own U.S. trademark registrations for certain of our trademarks and U.S. patents for certain of our technologies. However, these measures afford us only limited protection. Furthermore, we rely primarily on “shrink wrap” licenses that are not signed by the end user and, therefore, may be unenforceable under the laws of certain jurisdictions. Accordingly, it is possible that third parties may copy or otherwise obtain our rights without our authorization. It is also possible that third parties may independently develop technologies similar to ours. It may be difficult for us to detect unauthorized use of our intellectual property and proprietary rights.
     We may be subject to claims of intellectual property infringement as the number of trademarks, patents, copyrights and other intellectual property rights asserted by companies in our industry grows and the coverage of these patents and other rights and the functionality of software products increasingly overlap. From time to time, we have received communications from third parties asserting that our trade name or features, content, or trademarks of certain of our products infringe upon intellectual property rights held by such third parties. We have also received correspondence from third parties separately asserting that our fax products may infringe on certain patents held by each of the parties. Although we are not aware that any of our products infringe on the proprietary rights of others, third parties may claim infringement by us with respect to our current or future products. Infringement claims, whether with or without merit, could result in time-consuming and costly litigation, divert the attention of our management, cause product shipment delays or require us to enter into royalty or licensing agreements with third parties. If we are required to enter into royalty or licensing agreements, they may not be on terms that are acceptable to us. Unfavorable royalty or licensing agreements could seriously impair our ability to market our products.

Our stock price is highly volatile. Accordingly, you may not be able to resell your shares of common stock at or above the price you paid for them.
     The market price of our common stock has fluctuated substantially in the past and is likely to continue to be highly volatile and subject to wide fluctuations. These fluctuations have occurred and may continue to occur in response to various factors, many of which we cannot control, including:
•	quarter-to-quarter variations in our operating results;

•	announcements of technological innovations or new products by our competitors, customers or us;

•	market conditions within our retail and OEM software markets;

•	general global economic and political instability;

•	changes in earnings estimates or investment recommendations by analysts;

•	changes in investor perceptions; or

•	changes in expectations relating to our products, plans and strategic position or those of our competitors or customers.
     In addition, the market prices of securities of high technology companies have been especially volatile. This volatility has significantly affected the market prices of securities of many technology companies. Accordingly, you may not be able to resell your shares of common stock at or above the price you paid. In the past, companies that have experienced volatility in the market price of their securities have been the subjects of securities class action litigation. If we were the object of a securities class action litigation, it could result in substantial losses and divert management’s attention and resources from other matters.
If we are unable to retain key personnel, the loss of their services could materially and adversely affect our business, financial condition and results of operations.
     Our future performance depends in significant part upon the continued service of our senior management and other key technical and consulting personnel. We do not have employment agreements with our key employees that govern the length of their service. The loss of the services of our key employees would materially and adversely affect our business, financial condition and results of operations. Our future success also depends on our ability to continue to attract, retain and motivate qualified personnel, particularly highly skilled engineers involved in the ongoing research and development required to develop and enhance our communication software products as well those in our highly specialized consulting business. Competition for these employees remains high and employee retention is a common problem in our industry. Our inability to attract and retain the highly trained technical personnel that are essential to our product development, consulting services, marketing, service and support teams may limit the rate at which we can generate revenue, develop new products or product enhancements and generally would have an adverse effect on our business, financial condition and results of operations. Additionally, retaining key employees during restructuring efforts is critical to our company’s success.
We may need to raise additional capital in the future through the issuance of additional equity or convertible debt securities or by borrowing money, in order to meet our capital needs. Additional funds may not be available on terms acceptable to us to allow us to meet our capital needs.
     We believe that the cash, cash equivalents and investments on hand and the cash we expect to generate from operations will be sufficient to meet our capital needs for at least the next twelve months. However, it is possible that we may need or choose to obtain additional financing to fund our activities. We could raise these funds by selling more stock to the public or to selected investors, or by borrowing money. We may not be able to obtain additional funds on favorable terms, or at all. If adequate funds are not available, we may be required to curtail our operations or other business activities significantly or to obtain funds through arrangements with strategic partners or others that may require us to relinquish right to certain technologies or potential markets. If we raise additional funds by issuing additional equity or convertible debt securities, the ownership percentages of existing stockholders would be reduced. In addition, the equity or debt securities that we issue may have rights, preferences or privileges senior to those of the holders of our common stock. We currently have no established line of credit or other business borrowing facility in place.
     It is possible that our future capital requirements may vary materially from those now planned. The amount of capital that we will need in the future will depend on many factors, including:
•	the market acceptance of our products;

•	the levels of promotion and advertising that will be required to launch our products and achieve and maintain a competitive position in the marketplace;

•	our business, product, capital expenditure and research and development plans and product and technology roadmaps;

•	the levels of inventory and accounts receivable that we maintain;

•	capital improvements to new and existing facilities;

•	technological advances;

•	our competitors’ response to our products; and

•	our relationships with suppliers and customers.
     In addition, we may require additional capital to accommodate planned growth, hiring, infrastructure and facility needs or to consummate acquisitions of other businesses, products or technologies.
Our business, financial condition and operating results could be adversely affected as a result of legal, business and economic risks specific to international operations.
     Each year, a percentage of our revenues are derived from sales to customers outside the United States. This percentage can vary significantly from quarter to quarter and from year to year. We also frequently ship products to our domestic customers’ international manufacturing divisions and subcontractors. In the future, we may expand these international business activities. International operations are subject to many inherent risks, including:
•	general political, social and economic instability;

•	trade restrictions;

•	the imposition of governmental controls;

•	exposure to different legal standards, particularly with respect to intellectual property;

•	burdens of complying with a variety of foreign laws;

•	import and export license requirements and restrictions of the United States and any other country in which we operate;

•	unexpected changes in regulatory requirements;

•	foreign technical standards;

•	changes in tariffs;

•	difficulties in staffing and managing international operations;

•	difficulties in securing and servicing international customers;

•	difficulties in collecting receivables from foreign entities; and

•	potentially adverse tax consequences.
     These conditions may increase our cost of doing business. Moreover, as our customers are adversely affected by these conditions, our business with them may be disrupted and our results of operations could be adversely affected.
The market price of our common stock may be adversely affected by the sale of significant numbers of shares of our common stock by our principal stockholder.
     A large block of shares that are eligible for resale under Rule 144 is held by William W. Smith, Jr., our President and Chief Executive Officer, who held 3,522,115 shares at May 4, 2006. Overall, our trading volume fluctuates widely and at times is relatively limited. The market price for our common stock could decline as a result of the sale of a large number of the shares or the perception that such sales may occur. The sale of a large number of our common stock also might make it more difficult for us to sell equity or equity-related securities in the future at a time and at the prices that we deem appropriate.
We may be subject to regulatory scrutiny and may sustain a loss of public confidence if we are unable to satisfy regulatory requirements relating to internal controls over financial reporting.
     Section 404 of the Sarbanes-Oxley Act of 2002 requires us to perform an evaluation of our internal controls over financial reporting and have our independent registered public accounting firm attest to such evaluation on an annual basis. Compliance with these requirements can be expensive and time-consuming. While we believe that we will be able to meet the required deadlines, no assurance can be given that we will meet the required deadlines in future years. If we fail to timely complete this evaluation, or if our auditors cannot timely attest to our evaluation, we may be subject to regulatory scrutiny and a loss of public confidence in our internal controls.
Provisions of our charter and bylaws and Delaware law could make a takeover of our company difficult.
     Our certificate of incorporation and bylaws contain provisions that may discourage or prevent a third party from acquiring us, even if doing so would be beneficial to our stockholders. For instance, our certificate of incorporation authorizes the board of directors to fix the rights and preferences of shares of any series of preferred stock, without action by our stockholders. As a result, the board can authorize and issue shares of preferred stock, which could delay or prevent a change of control because the rights given to the holders of such preferred stock may prohibit a merger, reorganization, sale or other extraordinary corporate transaction. In addition, we are organized under the laws of the State of Delaware and certain provisions of Delaware law may have the effect of delaying or preventing a change in our control.
We may be subject to additional risks.
     The risks and uncertainties described above are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also adversely affect our business operations.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
     This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements regarding Smith Micro which include, but are not limited to, statements concerning projected revenues, expenses, gross profit and income, the competitive factors affecting our business, market ac ceptance of products, customer concentration, the success and timing of new product introductions, the protection of our intellectual property, and the need for additional capital. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management’s beliefs, and certain assumptions made by us. Words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “ potential,” “believes,” “seeks,” “estimates,” “should,” “may,” “will” and variations of these words or similar expressions are intended to identify forward-looking statements. Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results cou ld differ materially and adversely from those expressed in any forward-looking statements as a result of various factors. Such factors include, but are not limited to the following:
•	our ability to predict consumer needs, introduce new products, gain broad market acceptance for such products and ramp up manufacturing in a timely manner;

•	the intensity of the competition and our ability to successfully compete;

•	the pace at which the market for new products develop;

•	the response of competitors, many of whom are bigger and better financed than us;

•	our ability to successfully execute our business plan and control costs and expenses;

•	our ability to protect our intellectual property and our ability to not infringe on the rights of others;

•	our depressed market capitalization; and

•	those additional factors which are listed under the section “Risk Factors” beginning on page 5 of this prospectus as well as the sections entitled “Risk Factors” in the documents we file with the SEC, which are incorporated by reference into this prospectus.
     We caution you not to place undue reliance on our forward-looking information and statements. We do not undertake any obligation to revise or update publicly any forward-looking information and statements for any reason. All forward-looking statements attributable to us are expressly qualified by our cautionar y statements.
USE OF PROCEEDS
     The shares of common stock offered by this prospectus will be sold by the selling stockholders, and the selling stockholders will receive all of the proceeds from sales of such shares. We will not receive any proceeds from sales of shares offered by this prospectus.

SELLING STOCKHOLDERS
     The selling stockholders acquired the shares held by it and offered by this prospectus in connection with our acquisition of PhoTags, Inc. On April 3, 2006, we entered into an agreement and plan of merger with Tag Acquisition Corporation, or Merger Sub, Tag Acquisition Corporation II, or Merger Sub II, PhoTags, Harry Fox, as stockholders’ agent, and certain stockholders of PhoTags. The merger agreement provides for, among other things, the merger of Merger Sub with and into PhoTags and, immediately upon the completion thereof, the merger of PhoTags with and into Merger Sub II pursuant to which PhoTags shall become a wholly-owned subsidiary of our company. Under the merger agreement, we agreed to assume $2,000,000 in liabilities of PhoTags and issue shares of our common stock with an aggregate fair market value of $4,000,000 as consideration for the purchase of all of the outstanding shares of PhoTags. In addition, we agreed to pay an earn-out payment of up to an additional $3,500,000 in either cash or shares of our common stock, at our sole election, if the PhoTags business line achieves certain milestones over a 15-month period beginning April 1, 2006. The transaction closed on April 5, 2006, and we issued at closing an aggregate of 384,897 shares of our common stock to the former stockholders of PhoTags as consideration for the merger.
     In accordance with the merger agreement, an aggregate of 96,224 shares of our common stock were issued in the name of the selling stockholders and delivered into an indemnification escrow subject to the terms of an escrow agreement dated April 5, 2006. These escrowed shares are registered under the registration statement of which this prospectus forms a part and accordingly are covered by this prospectus. However, the selling stockholders will not have the right to sell the escrowed shares until they are released pursuant to the terms of the escrow agreement. Any shares we issue as part of the earn-out payment upon achievement of the milestones are not registered under the registration statement of which this prospectus forms a part and accordingly are not covered by this prospectus.
     This prospectus also covers any additional shares of common stock which become issuable in connection with the shares being registered by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.
     The following table sets forth the number of shares of our common stock beneficially owned by the selling stockholder as of April 5, 2006, the date of closing of the acquisition, based on the selling stockholders’ representations regarding their ownership. We cannot estimate the number of shares that will be held by the selling stockholders after completion of this offering because the selling stockholder may sell all or some of its shares and because there currently are no agreements, arrangements or understandings with respect to the sale of any of their shares. For purposes of the table below, we assume that all shares owned by the selling stockholder which are offered by this prospectus will be sold. On April 4, 2006, there were 22,645,661 shares of our common stock outstanding.
     Except as indicated in this section, we are not aware of any material relationship between us and the selling stockholders within the past three years, other than as a result of the selling stockholders’ beneficial ownership of our common stock or as a result of their employment with us as of the date of the closing of the PhoTags acquisition.

			Number of
	Beneficially Owned		Shares	Beneficially Owned
	Before Offering		Offered In	After Offering (1)
Selling Stockholder	Number of Shares	Percent	Offering	Number of Shares	Percent
C3 Development LLC (2)	154,465	*	154,465	—	—
Au Sai Chuen (3)	50,644	*	50,644	—	—
Advanced Strategies Corporation (4)	35,789	*	35,789	—	—
Harry Fox (5)	33,763	*	33,763	—	—
The Robert A. Ellis Revocable Trust (6)	24,900	*	24,900	—	—
Flying Disc Investments (7)	24,900	*	24,900	—	—
Michael Katz (8)	17,726	*	17,726	—	—
Okoboji Trust, Jim Willenborg Trustee (9)	16,037	*	16,037	—	—

			Number of
	Beneficially Owned		Shares	Beneficially Owned
	Before Offering		Offered In	After Offering (1)
Selling Stockholder	Number of Shares	Percent	Offering	Number of Shares	Percent
Pharaoh Ltd. (10)	11,817	*	11,817	—	—
Estelle F. Cleary (11)	6,077	*	6,077	—	—
Next Chapter Holdings (12)	3,376	*	3,376	—	—
Joseph Abrams (13)	2,701	*	2,701	—	—
Mark Gold (14)	2,701	*	2,701	—	—
Total	384,897	1.7%	384,897	—	—

*	Less than one percent.

(1)	This table assumes that all shares owned by the selling stockholders that are offered by this prospectus are being sold. The selling stockholders reserve the right to accept or reject, in whole or in part, any proposed sale of shares. The selling stockholders also may offer and sell less than the number of shares indicated. The selling stockholders are not making any representation that any shares covered by this prospectus will or will not be offered for sale.

(2)	The address of C3 Development LLC is 300 Garden City Plaza, Suite 246, Garden City, New York 11530. Harry Fox is the sole managing member of C3 Development LLC and holds voting and dispositive power over these shares. The number of shares being offered in this offering includes 38,616 shares that have been deposited in an escrow account in order to secure the indemnification obligations of the selling stockholders under the merger agreement. The selling stockholder may not sell the escrowed shares until they are released pursuant to the terms of the escrow agreement.

(3)	The address of Au Sai Chuen is 1 Kallang Sector #06-01, Kolam Ayer Industrial Estate, 349276, Singapore. The number of shares being offered in this offering includes 12,661 shares that have been deposited in an escrow account in order to secure the indemnification obligations of the selling stockholders under the merger agreement. The selling stockholder may not sell the escrowed shares until they are released pursuant to the terms of the escrow agreement.

(4)	The address of Advanced Strategies Group is 300 Garden City Plaza, Suite 246, Garden City, New York 11530. Estelle Cleary is the executive vice president of Advanced Strategies Corporation and holds voting and dispositive power over these shares. The number of shares being offered in this offering includes 8,947 shares that have been deposited in an escrow account in order to secure the indemnification obligations of the selling stockholders under the merger agreement. The selling stockholder may not sell the escrowed shares until they are released pursuant to the terms of the escrow agreement.

(5)	The address of Harry Fox is 300 Garden City Plaza, Suite 246, Garden City, New York 11530. Harry Fox became an employee of our company from and after the closing of the PhoTags acquisition. The number of shares being offered in this offering includes 8,441 shares that have been deposited in an escrow account in order to secure the indemnification obligations of the selling stockholders under the merger agreement. The selling stockholder may not sell the escrowed shares until they are released pursuant to the terms of the escrow agreement.

(6)	The address of The Robert A Ellis Revocable Trust is 10 Miller Place, #2400, San Francisco, California 94108. Robert A. Ellis is the sole trustee of the Robert A. Ellis Revocable Trust and holds voting and dispositive power over these shares. The number of shares being offered in this offering includes 6,225 shares that have been deposited in an escrow account in order to secure the indemnification obligations of the selling stockholders under the merger agreement. The selling stockholder may not sell the escrowed shares until they are released pursuant to the terms of the escrow agreement.

(7)	The address of Flying Disc Investments is 777 East Blithedale Avenue, #362, Mill Valley, California 94941. Chris Kitz is the sole general partner of Flying Disc Investments and holds voting and dispositive power over these shares. The number of shares being offered in this offering includes 6,225 shares that have been deposited in an escrow account in order to secure the indemnification obligations of the selling stockholders under the merger agreement. The selling stockholder may not sell the escrowed shares until they are released pursuant to the terms of the escrow agreement.

(8)	The address of Michael Katz is Harakevet Street 34, Apartment 17, Jerusalem, 93146, Israel. The number of shares being offered in this offering includes 4,431 shares that have been deposited in an escrow account in order to secure the indemnification obligations of the selling stockholders under the merger agreement. The selling stockholder may not sell the escrowed shares until they are released pursuant to the terms of the escrow agreement.

(9)	The address of Okoboji Trust is 2898 Broadway, San Francisco, California 94115. Jim Willenborg is the sole trustee of the Okoboji Trust and holds voting and dispositive power over these shares. The number of shares being offered in this offering includes 4,009 shares that have been deposited in an escrow account in order to secure the indemnification obligations of the selling stockholders under the merger agreement. The selling stockholder may not sell the escrowed shares until they are released pursuant to the terms of the escrow agreement.

(10)	The address of Pharaoh Ltd. is c/o/ Tony Kessler, Ark Professional Services, Ltd., 137 Brent Street, Hendon, London NW4 4DJ, United Kingdom. Karl Bekush holds sole voting and dispositive power over these shares. The number of shares being offered in this offering includes 2,954 shares that have been deposited in an escrow account in order to secure the indemnification obligations of the selling stockholders under the merger agreement. The selling stockholder may not sell the escrowed shares until they are released pursuant to the terms of the escrow agreement.

(11)	The address of Estelle F. Cleary is 1838 Stuyvesant Avenue, East Meadow, New York 11554. The number of shares being offered in this offering includes 1,519 shares that have been deposited in an escrow account in order to secure the indemnification obligations of the selling stockholders under the merger agreement. The selling stockholder may not sell the escrowed shares until they are released pursuant to the terms of the escrow agreement.

(12)	The address of Next Chapter Holdings is 600 Central Avenue, Highland Park, Illinois 60035. William Pattis is the sole general partner of Next Chapter Holdings and holds voting and dispositive power over these shares. The number of shares being offered in this offering includes 844 shares that have been deposited in an escrow account in order to secure the indemnification obligations of the selling stockholders under the merger agreement. The selling stockholder may not sell the escrowed shares until they are released pursuant to the terms of the escrow agreement.

(13)	The address of Joseph Abrams is 131 Laurel Grove Avenue, Kentfield, California 94904. The number of shares being offered in this offering includes 675 shares that have been deposited in an escrow account in order to secure the indemnification obligations of the selling stockholders under the merger agreement. The selling stockholder may not sell the escrowed shares until they are released pursuant to the terms of the escrow agreement.

(14)	The address of Mark Gold is 7 Beech Lane, Great Neck, New York 11024. The number of shares being offered in this offering includes 675 shares that have been deposited in an escrow account in order to secure the indemnification obligations of the selling stockholders under the merger agreement. The selling stockholder may not sell the escrowed shares until they are released pursuant to the terms of the escrow agreement.

PLAN OF DISTRIBUTION
     We are registering the shares of common stock covered by this prospectus on behalf of the selling stockholders, which, as used herein, includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests therein received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer. We will not receive any of the proceeds from sales of the shares by the selling stockholders or their transferees.
     The selling stockholders named in this prospectus, or pledgees, donees, transferees or other successors-in-interest selling shares received from the selling stockholders as a gift, partnership distribution or other transfer after the date of this prospectus, may sell or otherwise dispose of these shares or interests therein from time to time. The selling stockholders will act independently from us in making decisions with respect to the timing, manner and size of each disposition. The dispositions may be made on one or more exchanges or in the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling stockholders may effect such transactions by selling their shares to or through broker-dealers. The shares may be sold by one or more of, or a combination of, the following:
•	a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its account under this prospectus;

•	an exchange distribution in accordance with the rules of such exchange;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market, including negotiated sales;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	through the settlement of short sales entered into after the effective date of the registration statement of which this prospectus forms a part;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers; or

•	in privately negotiated transactions.
     To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by any selling stockholder may arrange for other broker-dealers to participate in such resales.
     The selling stockholders may enter into hedging transactions with broker-dealers in connection with distributions of their shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with any selling stockholder. The selling stockholders also may sell shares short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders also may loan or pledge their shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer or other financial institution may sell the pledged shares under this prospectus (as supplemented or amended to reflect such transaction).

     Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary broker-dealers or the selling stockholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because the selling stockholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act.
     In addition, any securities covered by this prospectus which qualify for sale under Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.
     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchase and sales of shares of our common stock by the selling stockholders. We will make copies of this prospectus available to the selling stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.
     We will file a supplement to this prospectus, if required, under Rule 424(b) under the Securities Act upon being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:
•	the name of each such selling stockholder and of the participating broker-dealer(s);

•	the number of shares involved;

•	the price at which such shares were sold;

•	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

•	that such broker-dealer(s) did not conduct any investigation to verify the information set out in or incorporated by reference into this prospectus; and

•	other facts material to the transaction.
     In addition, upon being notified by a selling stockholder that a donee or pledgee intends to sell more than 500 shares under this prospectus, we will file a supplement to this prospectus.
     We will bear all costs, expenses and fees in connection with the registration of the shares covered by this prospectus. The selling stockholders will bear all commissions and discounts, if any, attributable to the sales of their shares covered by this prospectus. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of their shares covered by this prospectus against certain liabilities, including liabilities arising under the Securities Act. In addition, we have agreed to indemnify the selling stockholders and their affiliates against certain liabilities, including liabilities arising under the Securities Act. Neither the SEC nor any state securities commission has approved or disapproved of the shares covered by this prospectus.

LEGAL MATTERS
     The validity of the shares of our common stock offered by this prospectus will be passed upon for us by Morrison & Foerster LLP, Los Angeles, California.
EXPERTS
     The financial statements and the related financial statement schedule as of and for the two years in the period ended December 31, 2004 incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
     Our financial statements as of December 31, 2005 and for the year ended December 31, 2005 appearing in our Annual Report on Form 10-K for the year ended December 31, 2005, have been audited by Singer Lewak Greenbaum & Goldstein LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

384,897 Shares
SMITH MICRO SOFTWARE, INC.
COMMON STOCK

PROSPECTUS

July __, 2006

PART II
Information Not Required in Prospectus
Item 14. Other Expenses of Issuance and Distribution.
     The following table sets forth the various costs and expenses to be paid by us with respect to the sale and distribution of the securities being registered. All of the amounts shown are estimates, except for the SEC registration fee.

Amount
Securities and Exchange Commission Filing Fee	$567
Legal Fees and Expenses	15,000
Accounting Fees and Expenses	10,000
Transfer Agent Fees	5,000
Printing Fees	5,000
Miscellaneous	1,000

Total	$36,567
     The Registrant will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will bear all commissions and discounts, if any, attributable to the sales of their shares.
Item 15. Indemnification of Directors and Officers.
     Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. The Registrant’s Bylaws provide that the Registrant will indemnify its directors and officers to the fullest extent permitted by Delaware law. The Bylaws require the Registrant to advance litigation expenses in the case of stockholder derivative actions or other actions, against an undertaking by the directors and officers to repay such advances if it is ultimately determined that the directors and officers are not entitled to indemnification. The Bylaws further provide that rights conferred under such Bylaws shall not be deemed to be exclusive of any other right such persons may have or acquire under any agreement, vote of stockholders or disinterested directors, or otherwise. The Registrant believes that indemnification under its Bylaws covers at least negligence and gross negligence.
     In addition, the Registrant’s Certificate of Incorporation provides that the Registrant shall indemnify its directors and officers if such persons acted (i) in good faith, (ii) in a manner reasonably believed to be in or not opposed to the best interests of the Registrant and (iii) with respect to any criminal action or proceeding, with reasonable cause to believe such conduct was lawful. The Certificate of Incorporation also provides that, pursuant to Delaware law, no director shall be liable for monetary damages for breach of the director’s fiduciary duty of care to the Registrant and its stockholders. This provision in the Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Registrant for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The Certificate of Incorporation further provides that the Registrant is authorized to indemnify its directors and officers to the fullest extent permitted by law through the Bylaws, or any agreement, vote of stockholders or disinterested directors, or otherwise.
     The Registrant maintains directors’ and officers’ liability insurance.

     In addition, the Registrant has entered into agreements to indemnify its directors in addition to the indemnification provided for in the Certificate of Incorporation and Bylaws. These agreements will, among other things, indemnify the Registrant’s directors for certain expenses (including attorneys fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in the right of the Registrant, on account of services by that person as a director or officer of the Registrant, or as a director or officer of any subsidiary of the Registrant, or as a director or officer of any other company or enterprise that the person provides services to at the request of the Registrant.
Item 16. Exhibits.
     The exhibits are as set forth in the Exhibit Index.
Item 17. Undertakings.
     The undersigned registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made pursuant to this registration statement, a post-effective amendment to this registration statement:
          (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
          (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; or
          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
     Provided, however, that paragraphs 1(i), 1(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
          (i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
          (ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
          (5) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Aliso Viejo, State of California on July 28, 2006.

SMITH MICRO SOFTWARE, INC.
By:	/s/ William W. Smith, Jr.
William W. Smith, Jr.
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ William W. Smith, Jr. William W. Smith, Jr.	President, Chief Executive Officer and Chairman (Principal Executive Officer)	July 28, 2006

/s/ Andrew C. Schmidt Andrew C. Schmidt	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	July 28, 2006

**	Director	July 28, 2006
Thomas G. Campbell

**	Director	July 28, 2006
Samuel Gulko

**	Director	July 28, 2006
Ted L. Hoffman

**	Director	July 28, 2006
William C. Keiper

**	Director	July 28, 2006
Gregory J. Szabo

** By:	/s/ William W. Smith, Jr. William W. Smith, Jr.
(Attorney-in-Fact)

Exhibit Index

Exhibit
Number	Document
4.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement No. 33-95096).

4.2	Amendment to the Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1.1 to the Registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2000).

4.3	Certificate of Amendment to Amended and Restated Certificate of Incorporation of Registrant (incorporated by reference to Exhibit 3.1.1 to the Registrant’s Annual Report on Form 10-K for the period ended December 31, 2005).

3.4	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement No. 33-95096).

4.2	Specimen Stock Certificate of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement No. 33-95096).

5.1*	Opinion of Morrison & Foerster LLP as to the legality of the common stock, previously filed.

23.1*	Consent of Morrison & Foerster LLP. Reference is made to Exhibit 5.1, previously filed.

23.2	Consent of Singer Lewak Greenbaum & Goldstein LLP, Independent Registered Public Accounting Firm

23.3	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm

24.1*	Powers of Attorney (reference is made to Page II-4), previously filed.

*	Previously filed.